Exhibit 10.6

AKOUSTIS TECHNOLOGIES, INC.

DIRECTOR COMPENSATION PROGRAM

The following is a summary of compensation paid to the non-employee directors of Akoustis Technologies, Inc. (the “Company”) effective as of the Company’s 2017 Annual Meeting of Stockholders. Additional information regarding director compensation will be found in the definitive proxy statement relating to the Company’s 2018 annual meeting of stockholders to be filed pursuant to Regulation 14A.

Compensation of Non-Employee Directors

Currently, directors will only receive equity compensation, although the Company’s Board of Directors (the “Board”) reserves the right to pay cash compensation in the future. Pursuant to the Company’s non-employee director compensation program, our non-employee directors receive annual grants of nonqualified stock option awards (the “NQSO Awards”) and/or restricted stock unit awards (the “RSU Awards,” and together with the NQSO Awards, the “Annual Equity Awards”). Each director elects the proportion of NQSO Awards and/or RSU Awards he or she will receive (with any such election being made in 25% increments and the default election being 100% RSU Awards).

The total value of each director’s Annual Equity Award is achieved as follows:

Description of Service	Amount ($)
Service on the Board	$140,000
Service as Chair of the Board	$50,000
Service on the Audit Committee Service as Chair of the Audit Committee	$10,000 – or – $20,000
Service on the Compensation Committee or the Technology Committee Service as the Chair of the Compensation Committee or the Technology Committee	$6,500 -or- $11,000
Service on the Nominating Committee Service as the Chair of the Nominating Committee.	$5,000 -or- $10,000
- Directors are compensated for service as either a member or Chair of a Board committee.

The base number of shares of the Company’s common stock (the “Common Stock”) subject to each Annual Equity Award equals (i) the award value (as calculated above), divided by (ii) the 30-day average of the closing price of the Common Stock as reported on The NASDAQ Stock Market LLC, measured as of the date that is one week prior to the date of the annual meeting of stockholders. Further, to the extent that a director properly elects to receive all or any portion of his or her Annual Equity Award in the form of NQSO Awards, the number of shares of Common Stock underlying the NQSO Award will be multiplied by two (2).

Annual Equity Awards are granted on the date of the Company’s annual stockholders meeting (the “Annual Meeting”), with the first awards being granted at the 2017 Annual Meeting. The option price of any NQSO Awards will equal the fair market value per share (as determined under the 2016 Stock Incentive Plan (the “2016 Plan”)) of the Common Stock on the grant date. Awards will fully vest and become non-forfeitable on the first anniversary of the grant date, subject to the director’s continued service from the grant date until the vesting date and such other terms as found in the 2016 Plan and the relevant award agreement. In the event of a director’s termination of service (for any reason other than cause) within 30 days of the vesting date, the Annual Equity Award, to the extent not then vested, will continue to vest as provided in the relevant award agreement. Any vested NQSO Awards following a director’s termination of service must be exercised within 90 days of the termination date (or 12 months in the event of death or disability).

Any director joining the Board mid-year will be entitled to receive a pro-rated Annual Equity Award representing the remaining months of service in the year (rounded up to the nearest full month).

Gap Period Director Equity Awards

As non-employee director compensation was last awarded in August 2016 for Board service through June 2017 and further compensation for service on the Board will not be granted until the 2017 Annual Meeting, each non-employee director will receive a one (1)-time grant of NQSO Awards and/or RSU Awards (in such proportions as they may elect (based on 25% increments and the default being 100% RSU Awards)) in recognition for their service between July 2017 and the date of the 2017 Annual Meeting (the “Gap Period Award”). The Gap Period Award will be granted as of the date of the 2017 Annual Meeting and will be calculated as described above under “Compensation of Non-Employee Directors,” with such amount pro-rated to represent the four (4) months of service between July and November 2017. The Gap Period Award will fully vest and become non-forfeitable on the first anniversary of the grant date, subject to the director’s continued service and such other terms as found in the 2016 Plan and the relevant award agreement. In the event of a director’s termination of service (for any reason other than cause) within 30 days of the vesting date, the Gap Period Award, to the extent not then vested, will continue to vest as provided in the relevant award agreement. Any vested NQSO Awards following a director’s termination of service must be exercised within 90 days of the termination date (or 12 months in the event of death or disability).

Compensation of Employee Directors

Directors who are also employees of the Company are not paid for their service as a director.